Report of Independent Accountants

To the Shareholders and Trustees of
	The AmSouth Equity Income Fund

We have audited the accompanying statement of assets and liabilities of the AmSouth Equity Income Fund including the schedule of investments as of December 31, 1997, and the related statements of operations and changes in net assets, and the financial highlights for the period from October 23, 1997 through December 31, 1997. These financial statements and financial highlights are the responsibility of the AmSouth Equity Income Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation and verification by examination of securities owned as of December 31, 1997 by correspondence with the custodian and brokers or other auditing procedures where confirmations from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the AmSouth Equity Income Fund as of December 31, 1997, and the results of operations, the changes in net assets and the financial highlights for the period referred to above in conformity with generally accepted accounting principles.


							COOPERS & LYBRAND L.L.P.

Columbus, Ohio
February 6, 1998